SCHEDULE H

                              RSQ Family of Funds


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                                         INVESTOR CLASS      INSTITUTIONAL CLASS
                                             SHARES               SHARES
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RSQ International Equity Fund                  X                    X
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                                  EXHIBIT H.1

                              RSQ FAMILY OF FUNDS

                        CERTIFICATE OF CLASS DESIGNATION

                             Investor Class Shares

1.   CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS, OTHER EXPENSES

     Investor Class Shares are sold without a load or sales charge, but may be subject to a Rule 12b-1 fee. The Trust, on behalf of the Fund, will make monthly payments to the Distributor under the Distribution Plan approved by the Board of Trustees at an annual rate of up to 0.25% of the Fund's average daily net assets attributable to Investor Class Shares. The Distributor will use its fee for expenses associated with the promotion and sale of the Fund's Investor Class Shares including, without limitation, travel and communication expenses and expenses for the compensation of and benefits for sales personnel.

2.   ELIGIBILITY OF PURCHASERS

     Investor Class Shares are available to individual and institutional investors, subject to the minimum investment requirement described in the Fund's prospectus.

3.   EXCHANGE PRIVILEGES

     Investor Class Shares do not have exchange privileges.

4.   VOTING RIGHTS

     Each Investor Class shareholder will have one vote for each full Investor Class Share held and a fractional vote for each fractional Investor Class Share held. Investor Class shareholders will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to Investor Class Shares (such as a distribution plan or service agreement relating to Investor Class Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the Investor Class shareholders differ from the interests of holders of any other class; and (iii) in all other respects the same rights and obligations as any other class.

5.   CONVERSION RIGHTS

     Investor Class Shares do not have a conversion feature.


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                                  EXHIBIT H.2

                              RSQ FAMILY OF FUNDS

                        CERTIFICATE OF CLASS DESIGNATION

                           Institutional Class Shares

1.   CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS, OTHER EXPENSES

     Institutional Class Shares are sold without a load or sales charge and are not subject to a Rule 12b-1 fee.

2.   ELIGIBILITY OF PURCHASERS

     Institutional Class Shares are available to individual and institutional investors, subject to the minimum investment requirement described in the Fund's prospectus.

3.   EXCHANGE PRIVILEGES

     Institutional Class Shares do not have exchange privileges.

4.   VOTING RIGHTS

     Each Institutional Class shareholder will have one vote for each full Institutional Class Share held and a fractional vote for each fractional Institutional Class Share held. Institutional Class shareholders will have:
     (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to Institutional Class Shares (such as a distribution plan or service agreement relating to Institutional Class Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the Institutional Class shareholders differ from the interests of holders of any other class; and (iii) in all other respects the same rights and obligations as any other class.

5.   CONVERSION RIGHTS

     Institutional Class Shares do not have a conversion feature.